Prudential Investments LLC

Gateway Center Three, 4th Floor

100 Mulberry Street

Newark, New Jersey 07102

August 1, 2012

The Board of Trustees

Prudential Investment Portfolios 5

Prudential Small-Cap Value Fund

Gateway Center Three, 4th Floor

100 Mulberry Street

Newark, New Jersey 07102

Re: Cap on Fund Expenses: Prudential Small-Cap Value Fund

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To the Board of Trustees:

Effective August 1, 2012, Prudential Investments LLC (PI), as Investment Manager of Prudential Small-Cap Value Fund, has contractually agreed to reimburse up to 15 basis points to the extent that the Fund’s annual operating expenses exceed 0.94% (exclusive of 12b-1 fees and certain other fees) of the Fund’s average net assets through November 30, 2013.

Prudential Investments LLC

By: /s/ Scott E. Benjamin

Scott E. Benjamin

Executive Vice President